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                                                            EXHIBIT NO. 99.10(b)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in this Post-Effective Amendment No. 57 to Registration Statement No. 2-38613 of MFS Series Trust V, of our reports each dated November 23, 2004, appearing in the annual reports to shareholders for the year ended September 30, 2004, of MFS Total Return Fund and MFS Research Fund, each a series of MFS Series Trust V, and to the references to us under the headings "Financial Highlights" in each Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in each Statement of Additional Information, both of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP


Boston, Massachusetts
January 24, 2005